To:	All Sonic Staff
From:	Dave Habiger
Date:	December 22, 2010

Dear Colleagues,

As announced this evening, Sonic Solutions and Rovi Corporation have reached a definitive agreement for Rovi to acquire Sonic.  This is a significant milestone for all of us at Sonic and for our valued partners, customers, and shareholders.  I believe today’s announcement will be notable for the broader digital entertainment industry.

For those of you not familiar with Rovi, the company is a highly regarded leader in digital home entertainment technology.  It has a broad portfolio of products, services, and patents that encompasses program guide technology, entertainment data, content protection, networking, and advertising.

Sonic’s digital entertainment technologies and platforms complement Rovi’s rich portfolio.  By combining forces, I believe that we create a dynamic company that will play a pivotal role in the fundamental transition taking place in digital media distribution and consumption.  As outlined in the press release, the acquisition of Sonic will enable Rovi to deliver scaled end-to-end solutions for the entire digital entertainment ecosystem of content, services, and devices. The union of Rovi and Sonic will provide consumers with more convenient access to digital media content from virtually anywhere and a far more compelling and interactive entertainment experience.

Naturally, this announcement will mean changes for us.  There are many questions to be answered and decisions to be made in the coming months.  I will do all that I can to keep you informed of the important milestones and decisions affecting our company and careers.  To begin the dialogue, I invite you to join an all-hands meeting scheduled for tomorrow at 9 am (PST) in which Sonic management will be joined by Fred Amoroso, Rovi president and CEO.  Call details will follow shortly. For those of you unable to listen to the call live, a recording will be available 24 hours following the call on SNET.

For many of us who have been here since the beginning, this has been a remarkable journey.  We have had some tremendous wins over the twenty-four years since Sonic started.  Along the way, we were joined by fantastic individuals and companies who have helped shape and drive our mission.  Collectively, we had a dramatic impact on the way businesses, professionals, and consumers interact with digital media, and we should be extremely proud of all that we have accomplished.

As we move toward the close of this transaction, which Rovi expects to be finalized in the first quarter of 2011, I ask each of you to remain focused and committed to your work and perform at the high level that our partners expect and that we expect of each other.

On a personal and professional level, I feel extremely blessed to have worked with people I consider to be some of the brightest and most creative in the digital media industry.  It has truly been an honor, and I want to thank each and every one of you for your dedication and passion.  I believe Sonic’s vision and technologies will continue to develop and thrive within Rovi, and we will enable Rovi to extend its value proposition in the digital entertainment ecosystem.

On behalf of the entire executive team at Sonic, I wish you a very happy Holiday Season.  Please enjoy and cherish this time with your loved ones.

Best regards,
Dave Habiger

Confidential – Internal Use Only

Internal faq

Q. Are we able to begin to collaborate with Rovi prior to the close of the acquisition?
A. Prior to the close, Sonic and Rovi are legally required to continue to operate as independent businesses, so we cannot execute plans for the combined company until after the closing.

Q. I know people at Rovi; may I contact them?
A. We are asking Sonic employees to refrain from contacting anyone at Rovi until after the closing of the second-step merger. Prior to closing, integration planning is being handled by a team tasked with responsibility for the planning. Actual integration is not allowed to occur until following the closing.

Q. How will the acquisition impact Sonic employees?
A. Nothing will be known until after closing.

Q. What can we say publicly about the acquisition?
A. If you receive general inquiries regarding the acquisition, you may direct them to the press release. Customer/partner questions should be filtered through the appropriate channels.  All press inquiries should be directed to press@rovicorp.com.

Q. How will the acquisition impact current product plans and deliverables?
A. The acquisition should have no impact on current product plans or deliverables.  It is very important that each of us stay committed to our work and continue performing at the high level expected from our customers, partners, and colleagues.

Q. I have additional questions about the acquisition, who should I ask?
A. Please direct your questions to your manager.

Confidential – Internal Use Only